                                                                     Exhibit 2.2
                               EXCHANGE AGREEMENT


         This EXCHANGE AGREEMENT (this "AGREEMENT") is dated as of June 17, 1999, by and among (i) LaBranche & Co Inc., a Delaware corporation (the "COMPANY"), (ii) LaB Investing Co. L.L.C., a New York limited liability company ("INVESTING"), and (iii) the members of Investing listed on SCHEDULE A hereto (collectively, the "EXCHANGING MEMBERS" and, each, an "EXCHANGING MEMBER").

                              W I T N E S S E T H :

         WHEREAS, the Company is contemplating an initial public offering (the "IPO") of its common stock, $.01 par value per share ("COMMON STOCK");

         WHEREAS, in contemplation of the IPO, the Company, Investing, LaBranche & Co., a New York limited partnership ("LABRANCHE LP"), and the limited partners of LaBranche LP (collectively, the "PARTICIPATING LIMITED PARTNERS") have simultaneously herewith approved, adopted and entered into a Plan of Incorporation, (the "PLAN"), dated as of June 17, 1999, pursuant to which, among other things, the Participating Limited Partners have agreed to exchange their partnership interests in LaBranche LP for cash and/or securities of the Company and/or LaBranche LP; and

         WHEREAS, in contemplation of the IPO, the Exchanging Members desire to transfer their respective membership interests in Investing (collectively, "MEMBERSHIP INTERESTS") to the Company in exchange for shares of Common Stock or, in the case of certain Exchanging Members, a combination of cash and/or securities of the Company (the "LLC EXCHANGE");

         NOW THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                  LLC EXCHANGE

         Section 1.1. LLC EXCHANGE.

                  (a) As of the Effective Time (as defined below), each Exchanging Member hereby assigns and transfers to the Company all right, title and interest in, to and with respect to his or her entire Membership Interest.

                  (b) As of the Effective Time, the Company hereby accepts the assignment and transfer by each Exchanging Member of his or her Membership Interest and hereby assumes and agrees to perform and be bound by any and all of the conditions, covenants and obligations of such Exchanging Member pursuant to the LaB Investing Co. L.L.C. Amended and Restated Operating Agreement, dated as of January 1, 1998, as amended to date (the "LLC AGREEMENT").

                  (c) Immediately after the Effective Time, each Exchanging Member shall receive, in consideration for the exchange of his or her Membership Interest, the number of shares of Common Stock (or, in the case of Steven C. Berger, Paul Redmond and Robert W. Keelips, III , a combination of shares of Common Stock and cash) with a value, based upon the per share price of the Common Stock in the IPO, equal to such Exchanging Member's interest in that portion of the public market valuation of the Company available to the members of Investing.1/

                  (d) The Company will issue to an Exchanging Member, as applicable, only whole shares of Common Stock. As a result, such an Exchanging Member will receive cash in lieu of any fractional share interest in Common Stock.

         Section 1.2. TERMINATION OF RIGHTS. From and after the Effective Time, the entire capital account and share of profits and losses of each Exchanging Member shall be deemed to be the capital account and share of profits and losses of the Company, and such Exchanging Member shall have no further interest or rights of any kind in or with respect to his or her Membership Interest or under the LLC Agreement. From and after the Effective Time, the Company shall be the sole member of Investing, and each Exchanging Member shall be released from all further obligations under the LLC Agreement.

         Section 1.3. CONSENT OF MANAGING COMMITTEE. By its execution hereof, Investing acknowledges that the Managing Committee of Investing (the "MANAGING COMMITTEE") (i) has approved the form of this Agreement, (ii) acknowledges receipt of a duly executed copy of this Agreement and (iii) in accordance with the provisions of the LLC Agreement, consents to the assignment and transfer of the Exchanging Members' Membership Interests to the Company and to the admission of the Company as a new member of Investing.

         Section 1.4. EFFECTIVE TIME. Subject to the consummation of the IPO, the LLC Exchange shall be deemed to occur immediately prior to the IPO. The date and time when the LLC Exchange shall be deemed to occur is referred to in this Agreement as the "EFFECTIVE TIME."


- --------
1/ An estimated value of each Exchanging Member's interest is set forth on SCHEDULE A hereto opposite such Exchanging Member's name under the column entitled "Total Assumed Value." These estimated values are based on a current estimate of $425 million, which is subject to change, as the portion of the public market valuation of the Company available to the members of Investing.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         As of the date hereof and as of the Effective Time, each Exchanging Member severally represents and warrants to the Company as follows:

         Section 2.1. ENFORCEABILITY. Such Exchanging Member is of sound mind and has full legal capacity to enter into, execute and deliver this Agreement and the other documents contemplated hereby and perform his or her obligations hereunder and thereunder, and each of this Agreement and the other documents contemplated hereby has been duly executed and delivered by such Exchanging Member and constitutes a legal, valid and binding obligation of such Exchanging Member, enforceable against such Exchanging Member in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         Section 2.2. TITLE. Such Exchanging Member owns, beneficially and of record, his or her Membership Interest, free and clear of any claim, lien, pledge, deed of trust, option, charge, security interest, hypothecation, encumbrance, right of first offer, voting trust, proxy, right of third parties or other restriction or limitation of any nature whatsoever (collectively, "LIENS" and each, a "LIEN"). At the Effective Time, the Company will acquire good and valid title to such Membership Interest, free and clear of any Liens other than any Lien created by the Company.

         Section 2.3. NO CONFLICTS. Subject to compliance with the rules and regulations of the New York Stock Exchange (the "NYSE") and federal and state securities laws, the execution, delivery and performance of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), permit any party to terminate, amend or accelerate the provisions of, or result in the imposition of any Lien (or any obligation to create any Lien) upon any of the property or assets of such Exchanging Member under any contract, agreement, indenture, letter of credit, mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, lease, instrument or other agreement to which such Exchanging Member is a party or by which any of his or her property or assets may be bound.

         Section 2.4. ACCREDITED INVESTOR. Such Exchanging Member is an "accredited investor," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "SECURITIES ACT").

         Section 2.5. INVESTMENT PURPOSE. Such Exchanging Member is acquiring shares of Common Stock under this Agreement for his or her own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof other than in compliance with the Securities Act and other applicable securities laws. Such Exchanging Member acknowledges that he or she must bear the economic risk of an investment in the Common Stock for an indefinite period of time because, among other reasons, the shares of Common Stock received by such Exchanging Member have not been registered under the Securities Act and, therefore, such securities cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Exchanging Member also acknowledges that transfers of the shares of Common Stock received are further restricted by applicable United States federal and state and foreign securities laws.

         Section 2.6. ACCESS TO INFORMATION. Such Exchanging Member understands the risks of, and other considerations relating to his or her acquisition and ownership of the shares of Common Stock received. Such Exchanging Member has been provided an opportunity to ask questions of, and has received answers satisfactory to him or her from, the Company, LaBranche LP, Investing and their representatives regarding the shares of Common Stock received, and has obtained any and all additional information from the Company and its representatives that such Exchanging Member deems necessary regarding the shares of Common Stock received.

         Section 2.7. EVALUATION OF AND ABILITY TO BEAR RISKS. Such Exchanging Member has such knowledge and experience in financial affairs that he or she is capable of evaluating the merits and risks of, and other considerations relating to, the ownership of the shares of Common Stock received, and has not relied in connection with his or her acquisition of the shares of Common Stock received upon any representations, warranties or agreements other than those set forth in this Agreement. Such Exchanging Member's financial situation is such that he or she can afford to bear the economic risk of holding the shares of Common Stock for an indefinite period of time, and such Exchanging Member can afford to suffer the complete loss of his or her investment in such securities.

         Section 2.8. NO DISPOSITIONS. Such Exchanging Member does not currently have, and at the Effective Time will not have, any plan, agreement, commitment, intention or arrangement, whether written or oral, to dispose of any of the shares of Common Stock to be received by such Exchanging Member. For purposes of this representation, a "disposition" shall include any direct or indirect offer, offer to sell, sale, contract of sale or grant of any option to purchase, gift, transfer, pledge or other disposition, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives and any other transaction that would constitute a "constructive sale" within the meaning of Section 1259 of the United States Internal Revenue Code of 1986, as amended (the "CODE"), including, without limitation, a short-sale, forward sale, equity swap or other derivative contract with respect to the Common Stock or substantially identical property, or other transaction having substantially the same effect as the foregoing.

                                   ARTICLE III

                      ADDITIONAL INFORMATION AND AGREEMENTS

         Section 3.1. COMPANY. Each Exchanging Member understands and acknowledges that the Company is a Delaware corporation organized to be the direct or indirect owner of all or substantially all of the equity interest in LaBranche LP and Investing. Each Exchanging Member further understands and acknowledges that the Company has not conducted any business operations prior to the date of this Agreement.

         Section 3.2. AMENDMENT TO LLC AGREEMENT. Each Exchanging Member acknowledges and agrees that, at the Effective Time, this Agreement shall constitute an amendment of those provisions of the LLC Agreement which are inconsistent with the provisions of this Agreement. Each Exchanging Member consents to and approves such amendment, subject to its effectiveness. The provisions of the LLC Agreement as in effect on the date hereof will continue to apply to all Exchanging Members until the Effective Time.

         Section 3.3. IPO REGISTRATION STATEMENT. A current draft of the Company's Registration Statement on Form S-1 for the IPO (the "REGISTRATION STATEMENT") to be filed with the Securities and Exchange Commission is attached hereto as EXHIBIT A. A description of the Common Stock is included therein.

         Section 3.4. PLAN OF INCORPORATION. A copy of the Plan is attached hereto as EXHIBIT B. Each Exchanging Member consents to and approves the terms and conditions of the Plan.

         Section 3.5. EMPLOYMENT AGREEMENTS. In connection herewith, the each of the Exchanging Members (other than Steven C. Berger, Paul Redmond and Robert W. Keelips, III) (each, an "EMPLOYEE MEMBER") shall execute and deliver an Employment Agreement, in a form reasonably satisfactory to such Exchanging Member and the Company.

         Section 3.6. BENEFIT PLANS. By executing this Agreement, each Exchanging Member hereby consents to and approves the terms and conditions of each of the Company's Equity Incentive Plan and Annual Incentive Plan (as each is defined and described in the Plan).

         Section 3.7. ADDITIONAL AGREEMENTS. In connection herewith, each Exchanging Member shall execute and deliver each of the following:

                  (a) Stockholders' Agreement, in a form reasonably satisfactory to such Exchanging Member and the Company, pursuant to which such Exchanging Member will be subject to, among other things, certain transfer and voting restrictions;

                  (b) Power of Attorney, in substantially the form attached as EXHIBIT C hereto, appointing George M.L. LaBranche, IV and James G. Gallagher as agents and attorneys-in-fact for such Exchanging Member;

                  (c) Agreement Regarding Noncompetition and Other Covenants, in a form reasonably satisfactory to such Exchanging Member and the Company (the "NONCOMPETITION AGREEMENT"), pursuant to which such Exchanging Member will be subject to certain restrictive covenants, including those relating to noncompetition and nonsolicitation; and

                  (d) Pledge Agreement, in a form reasonably satisfactory to such Exchanging Member and the Company, pursuant to which such Exchanging Member will pledge shares of Common Stock to secure certain of his or her obligations under his or her Noncompetition Agreement.

         Section 3.8. TRANSFER RESTRICTIONS.

                  (a) Each Exchanging Member hereby agrees to be bound by and subject to any and all transfer restrictions set forth in the Stockholders' Agreement referred to in Section 3.7(a) above.

                  (b) Each Exchanging Member hereby agrees to execute and deliver a "lock-up" agreement if and when required by the underwriters of the IPO.

                  (c) Each Employee Member hereby agrees to comply in all respects with any trading restrictions generally applicable to employees of the Company or LaBranche LP.

         Section 3.9. CUSTODY ARRANGEMENTS. All shares of Common Stock issued to an Exchanging Member must be held in a brokerage, custody or similar account maintained at a firm approved by the Board. The Company will be entitled to monitor all activity in each Exchanging Member's account and to enforce applicable transfer and hedging restrictions applicable to such Exchanging Member as in effect from time to time. Any Common Stock held in such an account may be held of record by a custodian or nominee. The Company may require each Exchanging Member to execute a customary account agreement with the custodian or other firm, in such reasonable form as the Company and such Exchanging Member shall mutually determine (which may include customary provisions relating to indemnification of the custodian or other firm and an undertaking to arbitrate custody-related disputes).

         Section 3.10. INDEMNIFICATION AGREEMENTS. In connection with the IPO, the Company will enter into an indemnification agreement with each director and each officer of the Company who signs the Registration Statement and any other registration statements to be filed by the Company, to indemnify them for actions taken in consummating the transactions contemplated by the IPO.

         Section 3.11. RELEASE. Each Exchanging Member (the "RELEASOR") hereby irrevocably releases the Company, LaBranche LP and Investing, each and every affiliate, stockholder, subsidiary, partner, officer, member, director and employee of the Company and Investing in their capacities as such, and each other Exchanging Member (each, a "RELEASEE") from any claims, liabilities, costs, expenses, actions, suits or demands however arising, whether at law or in equity, contingent, known or unknown, which such Releaseor may have or assert, in respect of any interest in Investing or arising out of any membership or employment relationship with LaBranche LP or Investing that such Releasor or such Releasor's heirs, successors or assigns had with any such Releasee on or prior to the Effective Time; PROVIDED that this release shall not extend to (i) indebtedness owing to such Releasor by any Releasee, (ii) representations or warranties made, or agreements entered into by, a Releasee in connection with this Agreement, and (iii) any conduct that resulted from a Releasee's bad faith, fraud or criminal act or omission.


                                   ARTICLE IV

                                TAX CONSEQUENCES

         Section 4.1. TAX MATTERS. The parties hereto intend the LLC Exchange to qualify under Section 351 of the Code and will use all reasonable efforts to cause the LLC Exchange to so qualify. Each party hereto will not take, and will cause such party's affiliates and representatives not to take, any actions or positions which may be expected to cause the LLC Exchange not to so qualify.

         Section 4.2. ADDITIONAL INFORMATION. For additional information regarding the tax consequences to the Exchanging Members of the transactions contemplated hereby, see Section 8 of the Plan, entitled "Tax Consequences."


                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1. AMENDMENTS.

                  (a) The Managing Committee, in its sole discretion, may amend this Agreement in any respect prior to the Effective Time, including making any amendments to the Exhibits hereto; provided that an amendment shall not be binding upon an Exchanging Member if it would (a) disproportionately reduce the value of the shares of Common Stock and/or cash, as the case may be, to be received by such Exchanging Member in the LLC Exchange relative to the other Exchanging Members (other than Steven C. Berger, Paul Redmond and Robert W. Keelips, III), or (b) amend the LLC Agreement in a manner that would require the further consent of such Exchanging Member without obtaining the consent of such Exchanging Member.

                  (b) The Managing Committee has the authority under this Agreement not to offer securities of the Company to or exchange securities of the Company with any member of Investing if the Managing Committee determines, in its sole discretion, that the making of such offer or the consummation of such exchange could violate any applicable laws or regulations, including securities laws. In the event the Managing Committee does not so offer or exchange, the Managing Committee may, pursuant to Section 10(b) of the Amended and Restated Operating Agreement of Investing, dated as of January 1, 1998, as amended (the "INVESTING OPERATING AGREEMENT"), require such member of Investing to withdraw from Investing, and such member will receive his, her or its Final Payment (as defined and determined in accordance with the Investing Operating Agreement).

                  (c) Following consummation of the LLC Exchange, the Managing Committee may waive or amend any aspect of this Agreement that has not yet been completed or reflected in a separate agreement.

         Section 5.2. EXPENSES. Each party hereto shall be responsible for all expenses of such party incurred in connection with the transactions contemplated by this Agreement. In addition, each Exchanging Member shall be responsible for any and all expenses incurred by the Company in enforcing the provisions of this Agreement against such Exchanging Member.

         Section 5.3. NOTICES.

                  (a) All notices, requests, demands, waivers and other communications to be given by any party hereunder shall be in writing and shall be (i) mailed by first-class, registered or certified mail, postage prepaid,
(ii) sent by hand delivery or reputable overnight delivery service or (iii) transmitted by telecopy (provided that a copy is also sent by reputable overnight delivery service) addressed, in the case of any Exchanging Member, to such Exchanging Member at the address set forth on the current records of Investing or, in the case of the Company or Investing, to One Exchange Plaza, New York, NY 10006, Attention: Chief Executive Officer, or, in each case, to such other address as may be specified in writing to the other parties hereto.

                  (b) All such notices, requests, demands, waivers and other communications shall be deemed to have been given and received (i) if by personal delivery or telecopy, on the day of such delivery, (ii) if by first-class, registered or certified mail, on the fifth business day after the mailing thereof or (iii) if by reputable overnight delivery service, on the day delivered.

         Section 5.4. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time by the Managing Committee. If the IPO has not been consummated by December 31, 1999, unless re-executed, this Agreement will be automatically terminated and will be of no further force and effect.

         Section 5.5. REPRESENTATIVES, SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective legatees, legal representatives, successors and assigns; provided that an Exchanging Member may not assign, delegate or otherwise transfer any of his or her rights or obligations under this Agreement except with the prior written consent of the Company, and any assignment without such consent by the Company shall be void.

         Section 5.6. BENEFIT. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person or other entity (other than Investing or the Company and, to the extent expressly provided herein, an Exchanging Member) any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties mentioned above in this Section, except that the provision set forth above in Section 3.10, entitled "Release," shall be enforceable by the Releasees mentioned therein.

         Section 5.7. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. THE MANAGING COMMITTEE IS EXPRESSLY AUTHORIZED TO MAKE ANY CHANGES TO THIS GOVERNING LAW PROVISION AND THE GOVERNING LAW PROVISIONS OF ANY EXHIBIT AS IT SHALL DEEM NECESSARY OR DESIRABLE PRIOR TO THE EFFECTIVE TIME.

         Section 5.8. ARBITRATION. Without diminishing the finality and conclusive effect of any determination by the Managing Committee of any matter under this Agreement, which is provided herein to be determined by the Managing Committee, any dispute, controversy or claim arising out of or relating to or concerning the provisions of this Agreement or any of the Exhibits hereto shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the NYSE or, if the NYSE declines to arbitrate the matter, the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules of the AAA; PROVIDED HOWEVER, that, in addition to the right to compel arbitration of any dispute or controversy, the Company or Investing may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in New York City, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of this Agreement or to enforce an arbitration award and, for the purposes of this provision, each Exchanging Member expressly consents to the jurisdiction of any such court in respect of any such action and waives to the fullest extent permitted by applicable law any objection to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in such court, agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate and irrevocably appoints George M.L. LaBranche, IV as such Exchanging Member's agent for service of process in connection with any such action or proceeding, who shall promptly advise such participant of any such service of process.

         Section 5.9. FURTHER ASSURANCES. Each Exchanging Member agrees to execute such additional documents and take such further action as may be requested by the Company to effect the provisions of this Agreement.

         Section 5.10. HEADINGS. The headings of the Sections of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any Section.

         Section 5.11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 5.12. ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, supersedes all prior negotiations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each Exchanging Member expressly agrees that neither LaBranche LP, Investing, nor the Company has made representations, warranties, promises or inducements in connection with this Agreement other than as provided herein.



                                      * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                            LABRANCHE & CO INC.



                             --------------------------------------------
                             Name:  George M.L. LaBranche, IV
                             Title:  Chairman and Chief Executive Officer



                            INVESTING CO. L.L.C.


                             /s/  George M.L. LaBranche
                             --------------------------------------------
                             Name:  George M.L. LaBranche
                             Title: Managing Committee member

                             /s/  George M.L. LaBranche, IV
                             --------------------------------------------
                                George M.L. LaBranche, IV

                             /s/  Vincent J. Flaherty
                             --------------------------------------------
                                Vincent J. Flaherty

                             /s/  James G. Gallagher
                             --------------------------------------------
                                James G. Gallagher

                             /s/  Alfred O. Hayward, Jr.
                             --------------------------------------------
                                Alfred O. Hayward, Jr.

                             /s/  Michael J. Naughton
                             --------------------------------------------
                                Michael J. Naughton

                             /s/  John McGraner
                             --------------------------------------------
                                John McGraner

                             /s/  Vincent Papandrea
                             --------------------------------------------
                                Vincent Papandrea

                                /s/  Anthony M. Corso
                                --------------------------------------------
                                   Anthony M. Corso

                                /s/  Eugene C. McCarthy
                                --------------------------------------------
                                   Eugene C. McCarthy

                                /s/  John O. Pickett, III
                                --------------------------------------------
                                   John O. Pickett, III

                                /s/ Michael C. Ziebarth
                                --------------------------------------------
                                   Michael C. Ziebarth

                                /s/ Anthony Giardina
                                --------------------------------------------
                                   Anthony Giardina

                                /s/ Sean M. McCooey
                                --------------------------------------------
                                   Sean M. McCooey

                                /s/ Mark Soltz
                                --------------------------------------------
                                   Mark Soltz

                                /s/ Christopher M. Smith
                                --------------------------------------------
                                   Christopher M. Smith

                                /s/ Joseph Corso, Jr.
                                --------------------------------------------
                                   Joseph Corso, Jr.

                                /s/ Robert A. Conte
                                --------------------------------------------
                                   Robert A. Conte

                                /s/ Paul A. Redmond
                                --------------------------------------------
                                   Paul A. Redmond

                                 /s/ Thomas G. McLaughlin
                                 --------------------------------------------
                                    Thomas G. McLaughlin

                                 /s/ Nicholas Caputo
                                 --------------------------------------------
                                    Nicholas Caputo

                                 /s/ Joseph R. Dewhurst, II
                                 --------------------------------------------
                                    Joseph R. Dewhurst, II

                                 /s/ Steven C. Berger
                                 --------------------------------------------
                                    Steven C. Berger

                                 /s/  John L. McWilliams
                                 --------------------------------------------
                                    John L. McWilliams

                                 /s/  Thomas J. Shanley
                                 --------------------------------------------
                                    Thomas J. Shanley

                                 /s/ Kevin R. McMahon
                                 --------------------------------------------
                                    Kevin R. McMahon

                                 /s/ Fred DeBoer
                                 --------------------------------------------
                                    Fred DeBoer

                                 /s/ Robert W. Keelips, III
                                 --------------------------------------------
                                    Robert W. Keelips, III

                                 /s/ Karin Gill
                                 --------------------------------------------
                                    Karin Gill

                                 /s/ John M. Dempsey, III
                                 --------------------------------------------
                                    John M. Dempsey, III

                                /s/ John N. Durante
                                --------------------------------------------
                                   John N. Durante

                                /s/ Gerard A. Competello
                                --------------------------------------------
                                   Gerard A. Competello

                                /s/ William J. Burke, III
                                --------------------------------------------
                                   William J. Burke, III

                                /s/ Christopher Connors
                                --------------------------------------------
                                   Christopher Connors

                                /s/ Christopher Keelips
                                --------------------------------------------
                                   Christopher Keelips

                                /s/ Vincent G. Quigley
                                --------------------------------------------
                                   Vincent G. Quigley

                                /s/ Anthony Picerni
                                --------------------------------------------
                                   Anthony Picerni